INDEMNIFICATION AGREEMENT

     This Indemnification Agreement (the “Agreement”) is made and entered into by and among CrossPoint Energy, LLC, a limited liability company formed in Texas (the “Company”), Daniel F. Collins (“Collins”), Jeffery A. Krakos (“Krakos”), Rosa L. Collins (“R. Frazier”), and DeAnn C. Krakos (“D. Krakos”) (Collins, Krakos, R. Collins and D. Krakos are sometimes collectively referred to herein as the “Related Parties”).

WITNESSETH:

     WHEREAS, Collins and Krakos are executive officers of the Company and the Related Parties own equity interests in the Company; and

     WHEREAS, Dallas Operating Company, a Texas corporation (“DOC”), is a subsidiary of the Company; and

     WHEREAS, one or more of the Related Parties (a) have guaranteed various and sundry obligations of the Company and DOC (collectively referred to herein as the “Corporate Obligations”); and (b) may guarantee future obligations of the Company and/or DOC in connection with the normal and customary operations of the Company (such future obligations are collectively referred to herein as the “Future Obligations”); and

     WHEREAS, the Company desires to indemnify and hold harmless the Related Parties, and each of them, in connection with both Corporate Obligations and the Future Obligations; and

     WHEREAS, the parties hereto desire to enter into this Agreement to document the intentions of the parties concerning certain issues and matters as herein set forth.

     NOW THEREFORE, for good and valuable consideration, the parties hereto contract and agree as follows:

     1. By execution of this Agreement, the parties hereto acknowledge and agree to the facts set forth in the preamble to this Agreement.

     2. The Company shall and does hereby agree to indemnify and hold harmless each of the Related Parties, and the agents and representatives of each the Related Parties, from and against any and all of the following claims and liabilities: (a) the Corporate Obligations, (b) the Future Obligations, and (c) any and all other claims or legal proceedings that any third party may make or initiate against the Related Parties, or any one or more of them, in connection with the foregoing.

     3. In connection with the foregoing, the Related Parties agree to the following: (a) the Related Parties shall timely provide the Company with a written list of the Corporate Obligations, (b) the Related Parties agree that they shall not enter into any Future Obligations without the Board of Managers of the Company (i) being apprised in writing of the terms of the Future Obligation involved, or (ii) approving and ratifying the action of the Related Parties becoming obligated with respect to the Future Obligations involved.

     4. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     5. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, representatives, successors and assigns.

     6. In the event any legal proceedings are initiated by either party in connection with any aspect of this Agreement, or any of the related documents, it is agreed that the venue for such legal proceedings must be in Dallas County, Texas.

7. This Agreement shall be governed by the laws of the state of Texas.

This Agreement is dated and effective as of this 15th day of February, 2006.

CrossPoint Energy, LLC

By:	/s/ Ronald D. Ormand
Ronald D. Ormand, Chairman of the Board

/s/ Daniel F. Collins
Daniel F. Collins

/s/ Jeffery A. Krakos
Jeffery A. Krakos

/s/ DeAnn C. Krakos
DeAnn C. Krakos

/s/ Rosa L. Collins
Rosa L. Collins